EXHIBIT 99.1

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Polly Sumner Joins salesforce.com as President, Platform, Alliances and Services

Seasoned technology executive joins company as it prepares to grow to

$1 billion in annual revenue and beyond

SAN FRANCISCO, January 3, 2008 –Salesforce.com [NYSE: CRM], the market and technology leader in on-demand business services, announced that Polly Sumner has joined the company as President, Platform, Alliances, and Services. Sumner reports to CEO Marc Benioff and oversees the technology and marketing for the company’s Force.com platform, alliances with global independent software vendors and service partners, and salesforce.com’s professional services organization.

“We are thrilled to have Polly join us during this exciting time for salesforce.com,” said Marc Benioff, chairman, and CEO, salesforce.com. “I have known Polly for more than 20 years, and have admired her skills as a world-class leader, salesperson, and technology executive. As we prepare for one billion dollars in annual revenue and beyond, salesforce.com will benefit from the expertise and leadership that Polly brings to our management team.”

Sumner has served in a number of positions in the technology industry, most recently as President of Global Services for Telcordia. Sumner also held several different positions at Oracle from 1987 to 1999, where she worked with Benioff and Chief Financial Officer Designate Graham Smith.

About salesforce.com

Salesforce.com is the market and technology leader in on-demand business services. The company’s Salesforce suite of on-demand CRM applications allows customers to manage and share all of their sales, support, marketing and partner information on-demand. Force.com, the world’s first on-demand platform, enables customers, developers and partners to build powerful new on-demand applications that extend beyond CRM to deliver the benefits of multi-tenancy and The Business Web across the enterprise. Force.com allows applications to be easily shared, exchanged and installed with a few simple clicks via salesforce.com’s AppExchange marketplace, available at http://www.salesforce.com/appexchange. Customers can also take advantage of Successforce, salesforce.com’s world-class training, support, consulting and best practices offerings.

As of October 31, 2007, salesforce.com manages customer information for approximately 38,100 customers including ABN AMRO, Dow Jones Newswires, Japan Post, Kaiser Permanente, KONE, Sprint Nextel, and SunTrust Banks. Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM”. For more information please visit http://www.salesforce.com, or call 1-800-NO-SOFTWARE.

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